                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(s) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

Notes:

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                      STATEMENT REGARDING ADVISORY BALLOT

  The enclosed Advisory Ballot is solicited by the Nominating Committee of the Board of Directors of Certified Grocers of California, Ltd. (the "Company"). This Statement, and the enclosed Advisory Ballot and Candidates' Statements, will be first mailed to shareholders on or about November 24, 1998. The address of the principal executive office of the Company is 5200 Sheila Street, Commerce, California 90040.

                  FUNCTION AND PURPOSE OF THE ADVISORY BALLOT

  At the Company's Annual Meeting of Shareholders, presently scheduled for February 23, 1999, 15 members of the Company's Board of Directors will be elected. Twelve directors will be elected by the holders of the Company's Class A Shares and three directors will be elected by the holders of the Company's Class B Shares.

  In connection with the Annual Meeting, the Board of Directors will solicit proxies. However, the enclosed Advisory Ballot is not a proxy, and at this time WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

  Pursuant to the Company's Bylaws, the Board of Directors annually appoints a Nominating Committee to select the 15 persons who will be nominated by the Board of Directors for election by the shareholders to the Board of Directors. The enclosed Advisory Ballot is being solicited by the Nominating Committee from the holders of the Company's Class A Shares to assist the Nominating Committee in selecting the 12 persons who will be submitted as nominees for election as directors by the holders of Class A Shares. This Advisory Ballot is not being used by the Nominating Committee in connection with its selection of the three persons who will be submitted as nominees for election as directors by the holders of the Company's Class B Shares.

  The Advisory Ballot contains the names of 18 persons, 10 of whom are incumbent directors and three of whom have been designated as representing Northern California shareholders. Of the three representing Northern California shareholders, the Nominating Committee will nominate for election at least two of these persons whether or not they are among the 12 persons receiving the highest number of votes on the Advisory Ballot. The two to be nominated will be those receiving the highest number of votes from among the three persons designated in the Advisory Ballot as representing Northern California shareholders. With this exception, it is the policy of the Nominating Committee to abide by the results of the vote on the Advisory Ballot and to select as nominees for election to the Board of Directors the persons receiving the highest number of votes up to the number of persons to be nominated. However, such results are advisory only and are not binding on the Nominating Committee. The Nominating Committee may in its discretion disregard the results, in whole or in part, in making its selection of nominees.

  Each year the Nominating Committee considers the recommendations of shareholders concerning persons to be included in the Advisory Ballot, and concerning persons to be nominated for election by the holders of the Company's Class B Shares. The Company's Bylaws require that a director be either an employee of the Company, a shareholder, or that the director be a member of a partnership which is a shareholder, or an employee of a corporation which is a shareholder. Persons recommended to the Nominating Committee can be considered only if they satisfy these requirements. All recommendations must be in writing and must be submitted to the Nominating Committee on or before October 20 of each year. Recommendations should be submitted to the Nominating Committee at the address of the Company's principal executive office set forth above.

                ADVISORY BALLOT VOTING RIGHTS AND SOLICITATION

  As of November 9, 1998, the Company had outstanding 46,900 Class A Shares held 100 shares each by 469 shareholders. If you were the holder of record of Class A Shares on that date, you may vote on the enclosed Advisory Ballot. Set forth below are the persons named in the Advisory Ballot, all of whom have consented to being named in the Advisory Ballot. Incumbent directors are denoted by an asterisk and persons designated as representing Northern California shareholders are denoted by the parenthetical letter "N".

           Louis A. Amen*              Jay McCormack*
           Bill Andronico (N)          Hossein Moalej
           Lewis Arlington             Morrie Notrica*
           Benjamin Bequer             Michael A. Provenzano*
           John Berberian*             Edward J. Quijada*
           Thomas Michael Daniels (N)  Gail Gerrard Rice*
           Edmund Kevin Davis*         John Spencer
           David Goodwin               James R. Stump*
           Mark Kidd* (N)
           Richard London

  In voting on the Advisory Ballot, you are entitled to cast one vote each for up to 12 of the persons named in the Advisory Ballot. While you may vote for fewer than 12 of the persons named in the Advisory Ballot, if you vote for more than 12 of the persons named, your Advisory Ballot will be invalidated. In addition, if you cast more than one vote for any person named in the Advisory Ballot, only one vote will be counted for that person and the additional votes will be disregarded.

  The return envelope accompanying the enclosed Advisory Ballot is marked with a control number. THE ADVISORY BALLOT WILL NOT BE VALID UNLESS IT IS RETURNED IN THE ENVELOPE PROVIDED AND THE CONTROL NUMBER IS LEGIBLE. TO BE VALID, THE ADVISORY BALLOT MUST BE RECEIVED ON OR BEFORE DECEMBER 11, 1998.

  The Company's independent accountants, Deloitte & Touche LLP, will tabulate the vote on the Advisory Ballot.

  The cost of soliciting the Advisory Ballots, consisting of the preparation, printing, handling and mailing of this Statement and its related material, and the tabulation of the Advisory Ballots, will be paid by the Company.

                            PRINCIPAL STOCKHOLDERS

  As of November 9, 1998, no person is known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholder known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company is as set forth in the table below.

                                            NAME AND ADDRESS OF  AMOUNT OF % OF
   TITLE OF CLASS                            BENEFICIAL OWNER    OWNERSHIP CLASS
   --------------                           -------------------  --------- -----
   Class B................................. Fred Meyer, Inc.(1)   39,774   10.46
                                             3800 SE 22nd Ave.
                                             Portland, OR 97202

--------
(1) Shares are held of record by various entities which are each directly or indirectly wholly-owned by Fred Meyer, Inc.

              SECURITY OWNERSHIP AND OTHER INFORMATION CONCERNING
              MANAGEMENT AND PERSONS NAMED IN THE ADVISORY BALLOT

  The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of November 9, 1998, by each director or his or her affiliated company, by each person or his or her affiliated company named in the Advisory Ballot who is not a director, and by all directors and such persons as a group. No officer of the Company owns shares of any class of the Company's stock.

                                                      SHARES OWNED
                                          -------------------------------------
                                            CLASS A SHARES     CLASS B SHARES
                                          ------------------ ------------------
  NAME OF DIRECTOR AND RELATED MEMBER-     NO.   % OF TOTAL   NO.   % OF TOTAL
                 PATRON                   SHARES OUTSTANDING SHARES OUTSTANDING
  ------------------------------------    ------ ----------- ------ -----------
Louis A. Amen............................  100      0.21%     9,509     2.50%
 Super A Foods, Inc.
Bill Andronico...........................  100      0.21%     4,536     1.19%
 Andronico's Markets
Lewis S. Arlington.......................  100      0.21%       377     0.10%
 Grocers West/McCowans Market
Benjamin Bequer..........................  100      0.21%       301     0.08%
 Fiesta Mexicana Market, L.L.P.
John Berberian...........................  100      0.21%     7,615     2.00%
 Berberian Enterprises, Inc.
Thomas M. Daniels........................  100      0.21%     5,357     1.41%
 PW Supermarkets, Inc.
Edmund Kevin Davis.......................  100      0.21%       485     0.13%
 Bristol Farms Markets
Harley J. DeLano.........................  100      0.21%    39,774    10.46%
 Cala Foods, Inc., Division of Ralphs
  Grocery Company(1)(2)
David M. Goodwin.........................  100      0.21%     1,286     0.34%
 Goodwin & Sons, Inc.
Darioush Khaledi.........................  100      0.21%    16,691     4.39%
 K.V. Mart Co.(1)
Mark Kidd................................  100      0.21%     1,950     0.51%
 Mar-Val Food Stores, Inc.
Richard London...........................  100      0.21%     2,342     0.62%
 Major Market, Inc.
Willard R. "Bill" MacAloney..............  100      0.21%     2,933     0.77%
 Mac-Ber, Inc.(4)
Jay McCormack............................  100      0.21%     1,556     0.41%
 Alamo Market(3)
Hossein Moalej...........................  100      0.21%     1,427     0.38%
 Hope Mart, Inc.
Morrie Notrica...........................  100      0.21%     9,520     2.50%
 Joe Notrica, Inc.
Michael A. Provenzano....................  100      0.21%     1,272     0.33%
 Pro & Sons, Inc.
Edward J. Quijada........................  100      0.21%     2,467     0.65%
 Tresierras Bros. Corp.

                                                     SHARES OWNED
                                        --------------------------------------
                                          CLASS A SHARES     CLASS B SHARES
                                        ------------------ -------------------
                                         NO.   % OF TOTAL    NO.   % OF TOTAL
  NAME OF DIRECTOR AND MEMBER-PATRON    SHARES OUTSTANDING SHARES  OUTSTANDING
  ----------------------------------    ------ ----------- ------- -----------
Gail Gerrard Rice......................   100     0.21%      1,414     0.37%
 Gerrards Markets
Mimi R. Song...........................   100     0.21%     18,277     4.81%
 Super Center Concepts, Inc.(1)
John M. Spencer........................   100     0.21%         72     0.02%
 Spencer's Fresh Markets
James R. Stump.........................   100     0.21%      2,131     0.56%
 Stump's Market, Inc.
Kenneth Young..........................   100     0.21%      3,015     0.79%
 Jack Young's Supermarkets(4)(5)
All Directors and others persons named
 in the Advisory Ballot as a group..... 2,300     4.90%    134,307    35.33%
                                        =====     ====     =======    =====

--------
(1) Elected by holders of Class B Shares.

(2) These shares are owned by Fred Meyer, Inc. and its affiliates.

(3) Mr. McCormack also is affiliated with Glen Avon Food, Inc. which owns 100 Class A Shares and 395 Class B Shares (0.10% of the outstanding Class B Shares) and Yucaipa Trading Co., Inc. which owns 100 Class A Shares and 429 Class B Shares (0.11% of the outstanding Class B Shares).

(4) Current director not standing for re-election.

(5) Mr. Young also is affiliated with Bakersfield Food City, Inc. dba Young's Markets, which owns 100 Class A Shares and 355 Class B Shares (0.09% of the outstanding Class B Shares).

  The following table sets forth certain information with respect to the present directors of the Company and those persons named in the Advisory Ballot who are not directors of the Company.

                                            YEAR
                                   AGE AT   FIRST
               NAME               12/31/98 ELECTED     PRINCIPAL OCCUPATION
               ----               -------- -------     --------------------
 CURRENT DIRECTORS
 Louis A. Amen...................    69     1974   President, Super A Foods,
                                                    Inc.
  (Chairman of the Board)
 John Berberian..................    47     1991   President, Berberian
                                                    Enterprises, Inc.,
                                                    operating Jons Markets
 Edmund Kevin Davis..............    45     1998   Chairman, President and
                                                    Chief Executive Officer,
                                                    Bristol Farms Markets
 Harley J. DeLano(1).............    61     1995   President, Cala Foods, Inc.,
                                                    Division of Ralphs Grocery
                                                    Company
 Darioush Khaledi(1).............    52     1993   Chairman of the Board and
                                                    Chief Executive Officer,
                                                    K.V. Mart Co., operating
                                                    Top Value Markets and Value
                                                    Plus Food Warehouse
 Mark Kidd.......................    48     1992   President, Mar-Val Food
                                                    Stores, Inc.
 Willard R. "Bill" MacAloney(2)..    63     1981   President and Chief
                                                    Executive Officer, Mac-Ber,
                                                    Inc.
 Jay McCormack...................    48     1993   Owner-Operator, Alamo
                                                    Market; Co-Owner, Glen Avon
                                                    Apple Market
 Morrie Notrica..................    69     1988   President and Chief
                                                    Operating Officer, Joe
                                                    Notrica, Inc.
 Michael A. Provenzano...........    56     1986   President, Pro & Son's,
                                                    Inc.; President, Provo
                                                    Inc.; and President, Pro
                                                    and Family Inc.
 Edward J. Quijada...............    51     1998   Executive Vice President,
                                                    Tresierras Bros. Corp.,
                                                    operating Tressieras
                                                    Markets
 Gail Gerrard Rice...............    50     1997   Vice President, Gerrards
                                                    Markets
 Mimi R. Song(1).................    41     1998   President and Chief
                                                    Executive Officer, Super
                                                    Center Concepts, Inc.
 James R. Stump..................    60     1982   President, Stump's Market,
                                                    Inc.
 Kenneth Young(2)................    54     1994   Vice President, Jack Young's
                                                    Supermarkets; Vice
                                                    President, Bakersfield Food
                                                    City, Inc., dba Young's
                                                    Markets
 OTHER PERSONS NAMED IN THE
 ADVISORY BALLOT
 Bill Andronico..................    41      --    President, Andronico's
                                                    Markets
 Lewis S. Arlington..............    40      --    Store Owner, Grocers
                                                    West/McCowans Market
 Benjamin Bequer.................    26      --    Partner, Fiesta Mexicana
                                                    Market, L.L.P., operating
                                                    Fiesta Mexicana Markets
 Thomas M. Daniels...............    53      --    Vice President
                                                    Operations/Marketing, PW
                                                    Supermarkets, Inc.
 David M. Goodwin................    48      --    President, Goodwin & Sons,
                                                    Inc.
 Richard London..................    63      --    President & Chief Executive
                                                    Officer, Major Market, Inc.
 Hossein Moalej..................    60      --    Chairman & Chief Executive
                                                    Officer, Hope Mart, Inc.
                                                    dba Best Value Grocery
                                                    Warehouse
 John M. Spencer.................    43      --    President, Spencer's Fresh
                                                    Markets

--------
(1) Elected by holders of Class B Shares

(2) Current directors not standing for re-election

                         BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of eight meetings during the fiscal year ended August 29, 1998. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by those committees of the Board on which they served.

  The Company has an Audit Committee which presently consists of director Kenneth Young, Committee Chairman, and directors Darioush Khaledi, Jay McCormack and Gail Gerrard Rice. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Committee. This Committee, which met four times during the Company's last fiscal year, is primarily responsible for approving and reviewing the services performed by the Company's independent auditors, reviewing the annual audit, and reviewing the Company's accounting practices and system of internal accounting controls.

  The Company has an Executive Compensation Committee which presently consists of director Darioush Khaledi, Committee Chairman, and directors Mark Kidd, Willard R. "Bill" MacAloney, Morrie Notrica and James R. Stump. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of this Committee. This Committee, which met seven times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

  The Company has a Nominating Committee which presently consists of director Morrie Notrica, Committee Chairman, and directors John Berberian, Mark Kidd, Jay McCormack, Gail Gerrard Rice and James R. Stump. Louis A. Amen, Chairman of the Board of Directors, and Alfred A. Plamann, President and CEO, are ex-officio members of this Committee. This Committee, which met three times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As noted under the caption "Board Meetings and Committees", the Company's Executive Compensation Committee presently consists of directors Darioush Khaledi, Mark Kidd, Willard R. "Bill" MacAloney, Morrie Notrica and James R. Stump, as well as ex-officio member and Chairman of the Board, Louis A. Amen.

  As Chairman of the Board, Mr. Amen is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled. The Company's President and Chief Executive Officer, Alfred A. Plamann, is a member of the Board of Directors of K.V. Mart Co., of which Committee member and director Darioush Khaledi is Chairman and Chief Executive Officer.

  In the course of its business, the Company has made loans and loan guaranties, and has entered into lease guarantees and subleases, involving its patrons. Refer to "Transactions With Management and Persons Named In The Advisory Ballot" on page 12 for a description of transactions the Company has entered into with certain patrons with which members of the Executive Compensation Committee are affiliated.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The principal components of the Company's executive compensation program consist of annual salary, an annual cash bonus the payment of which is dependent upon the Company performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

SALARY

  The Committee is responsible for the review of salary recommendations made by the CEO for each officer, in closed session and without management personnel other than the CEO being present. This process is subjective and centers on the Committee's consideration of the CEO's evaluation of individual officers based on various subjective criteria. The criteria includes the CEO's perception of officer performance against individual officer responsibilities and goals, the relative value and importance of individual officer contribution toward organizational success, relative levels of officer responsibilities, changes in the scope of officer responsibilities, and officer accomplishments and contributions during the preceding fiscal year. The Committee sets the CEO's salary based on its assessment of the CEO's performance in light of the foregoing policies and considerations. The Committee accepted the recommendation of the CEO that there be no increase in officer salaries, including that of the CEO, for calendar year 1999. The officer salary recommendation is one of several initiatives to be implemented during fiscal year 1999 designed to improve the financial performance of the Company.

ANNUAL BONUSES

  In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. For Company officers other than the CEO, bonuses for fiscal year 1998 are awarded pursuant to an annual executive incentive plan. The plan uses a performance matrix to determine an earned incentive, expressed as a percent of base salary. The performance measures are pre-patronage dividend income and revenue growth. The earned incentive determined by these performance measures, as may be adjusted at the discretion of the CEO, is awarded as a bonus. The CEO may raise or lower the bonus, up to a maximum of twenty-five percent of the earned incentive, based on individual contributions to the overall performance of the Company.

  The CEO's bonus is determined by the Committee's score of the Company performance and CEO performance against specified criteria and performance targets. The criteria and performance targets are established by the Board of Directors at the beginning of the fiscal year. Company performance is determined by the weighted average of certain objective criteria (pre-patronage dividend income, capital adequacy and asset utilization), and scored against specified performance targets. CEO performance is scored based on the weighted average of certain subjective criteria (CEO leadership with the Board, CEO leadership with senior management, CEO impact on industry and community and performance of senior management as a team). The scores for Company performance and CEO performance comprise sixty percent and forty percent, respectively, of the overall CEO score. The CEO is eligible for a maximum annual bonus of forty-eight percent of base salary.

  Bonuses awarded to named executives other than the CEO are disclosed in the Summary Compensation Table. The bonus to be awarded to the CEO will be determined in December, 1998.

BENEFITS

  Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Employee's Excess Benefit Plan which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 1998 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection Plan II, which is described in connection with the Pension Plan Table.

                                          Executive Compensation Committee
                                           Members

                                          Darioush Khaledi, Chairman
                                          Louis A. Amen
                                          Mark Kidd
                                          Willard R. "Bill" MacAloney
                                          Morrie Notrica
                                          James R. Stump

EXECUTIVE OFFICER COMPENSATION

  The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer (CEO) and to certain other executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                          ANNUAL
                                       COMPENSATION
                                      --------------
                                      FISCAL SALARY   BONUS      ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR    ($)     ($)   COMPENSATIONS ($)
---------------------------           ------ ------- ------- -----------------
Alfred A. Plamann....................  1998  408,267   (6)        $34,319(1)
 President and CEO                     1997  383,750 168,000       31,919
                                       1996  352,500 100,000       27,895
Charles J. Pilliter..................  1998  207,000  31,500       16,797(2)
 Senior Vice President and President
  Northern California                  1997  195,000  49,500       15,733
                                       1996  183,000  46,500       14,459
Robert M. Ling, Jr...................  1998  199,750  39,100       15,467(3)
 Senior Vice President                 1997  184,000  37,400        5,466
 General Counsel and Secretary         1996   65,962  35,000
Corwin J. Karaffa....................  1998  170,250  20,760       13,212(4)
 Vice President Distribution           1997  159,750  32,400       11,083
                                       1996  151,000  30,600        6,458
George D. Gardner....................  1998  152,000  18,840       11,860(5)
 Vice President Non Foods and Spe-
  cialty Products                      1997  144,385  29,200       11,919
                                       1996  128,769  27,269        1,508

--------
(1) Consists of a $14,204 Company contribution to the Company's Employees' Sheltered Savings Plan, $16,705 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $3,410 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(2) Consists of a $8,488 Company contribution to the Company's Employees' Sheltered Savings Plan, $7,368 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $941 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(3) Consists of a $12,554 Company contribution to the Company's Employees' Sheltered Savings Plan, $2,672 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $241 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(4) Consists of a $11,500 Company contribution to the Company's Employees' Sheltered Savings Plan, $1,198 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $518 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(5) Consists of a $9,854 Company contribution to the Company's Employees' Sheltered Savings Plan, $1,754 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $252 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(6) Mr. Plamann's bonus is computed as described above in the Executive Compensation Committee Report under the caption "Annual Bonuses." As of the date of this Advisory Ballot Statement such bonus has not yet been determined.

  The Company has a defined benefit pension plan which covers its non-union and executive employees. Benefits under this plan are based on formulas using compensation and employee service periods and are subject to the appropriate IRS tables and limitations. The Company's Executive Salary Protection Plan II ("ESPP II"), provides additional post-termination retirement income based upon the participant's salary and years of service.

The funding for this benefit is facilitated through the purchase of life insurance policies, the premiums for which are paid by the Company.

  The following table illustrates the estimated annual benefits under the combined defined benefit plan and ESPP II plan. The amounts shown represent annual compensation for qualifying executives with selected years of service as if such executives had retired on August 29, 1998 at age sixty-five.

                              PENSION PLAN TABLE

                                            YEARS OF SERVICE
                          -----------------------------------------------------
   REMUNERATION           5 YEARS  10 YEARS 15 YEARS 20 YEARS 25 YEARS 33 YEARS
   ------------           -------- -------- -------- -------- -------- --------
   $100,000.............. $ 25,978 $ 51,955 $ 67,933 $ 68,910 $ 69,888 $ 71,452
    130,000..............   33,819   67,594   88,391   89,688   90,985   93,060
    160,000..............   41,740   83,481  109,221  110,963  112,703  115,488
    190,000..............   49,240   98,481  126,190  130,463  132,203  134,988
    220,000..............   56,740  113,481  126,190  137,058  147,925  154,488
    250,000..............   64,240  115,323  126,190  137,058  147,925  165,313
    300,000..............   76,740  115,323  126,190  137,058  147,925  165,313
    350,000..............   89,240  115,323  126,190  137,058  147,925  165,313
    400,000..............  101,740  115,323  126,190  137,058  147,925  165,313
    450,000..............  104,455  115,323  126,190  137,058  147,925  165,313

  ESPP II is targeted to provide eligible executives with a retirement benefit at age 62, including the defined benefit, of up to 65% of a participant's final salary, based on formulas which include years of service and salary. Executives become eligible for ESPP II after three years of service as an executive officer of the Company. Upon eligibility, executives vest at a rate of 5% per year (with all years of continuous service credited) up to a maximum of 13 years. The ESPP II benefit is limited to an annual maximum amount payable per year based on the year in which the executive retires. That amount for persons retiring in 1998 is $93,888. This limitation is subject to increase based on amounts approved by the Board of Directors. Payments under ESPP II are discounted for executives who retire prior to age sixty-two. At August 29, 1998, credited years of service for named officers are: Mr. Plamann, 9 years; Mr. Pilliter, 22 years; Mr. Karaffa, 3 years; Mr. Ling, 2 years and Mr. Gardner, 3 years.

EXECUTIVE EMPLOYMENT, TERMINATION AND SEVERANCE AGREEMENTS

  The Company is a party to an employment contract with Alfred A. Plamann, the Company's President and Chief Executive Officer. The contract has a three year term, presently expiring in February 2000. During the first five years, the contract is renewed annually at the end of the first year for one additional year unless notice is given prior to year end by either party of intent to terminate. After the fifth year, such notice is to be given prior to the end of the second year of the then existing term and unless given, the contract is extended for one year. Under the contract, Mr. Plamann serves as the Company's President and Chief Executive Officer and receives a base salary, currently $415,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Plamann is also eligible for annual bonuses, up to a maximum of 48% of base salary, based on performance criteria established by the board of directors at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions.

  The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation, death or disability, the contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

  The Company has executed Severance Agreements with Senior Vice Presidents Richard J. Martin, Robert M. Ling, Jr. and Charles J. Pilliter. The agreements extend until June 9, 2002, June 9, 2002 and April 2, 2000, respectively, and contain provisions for annual extensions subject to certain parameters. Among other provisions, the agreements provide for the payment of one year's salary plus bonus upon termination, as defined in the agreement.

DIRECTOR COMPENSATION

  Each director receives a fee of $500 for each regular board meeting attended, $200 for each committee meeting attended and $200 for attendance at each board meeting of a subsidiary of the Company on which the director serves. In addition, directors are reimbursed for Company related expenses.

CUMULATIVE TOTAL SHAREHOLDER RETURN

  The following graph sets forth the five year cumulative total shareholder return on the Company's common stock as compared to the cumulative total return for the same period of the S&P 500 Index and Peer Issuers consisting of Spartan Stores, Inc. and Roundy's, Inc. Like the Company, Spartan Stores and Roundy's are retailer-owned wholesale grocery distributors. While Spartan Stores pays a dividend on its stock, the Company and Roundy's do not. The shares of the Company and the Peer Issuers are not traded on any exchange and there is no established public market for such shares. The price of the Company's shares during each of its fiscal years is the book value of such shares as of the end of the prior fiscal year.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                AMONG CERTIFIED GROCERS, S&P 500 INDEX AND PEER GROUP**

                        [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           CERTIFIED      S&P
(Fiscal Year Covered)        GROCERS        500 INDEX    Peer Group
---------------------        ---------      ---------    ----------
Measurement Pt- 8/27/93      100.0          100.0         100.0
FYE   1994                    99.7          102.6         106.9
FYE   1995                   101.4          121.2         116.0
FYE   1996                   102.7          140.6         108.7
FYE   1997                   107.2          194.0         113.8
FYE   1998                   112.2          206.5         124.1

*  Total return assumes reinvestment of dividends
** Fiscal years ended September 3, 1994, September 2, 1995, August 31, 1996,
   August 30, 1997 and August 29, 1998

                   TRANSACTIONS WITH MANAGEMENT AND PERSONS
                         NAMED IN THE ADVISORY BALLOT

  All directors of the Company and all persons named in the Advisory Ballot who are not directors (or the firms with which such directors and persons are affiliated) purchase groceries, related products and store equipment from the Company or its subsidiaries in the ordinary course of business at prices and on terms available to patrons generally.

  As described below, the Company has made loans and loan guarantees and has entered into lease guarantees and subleases with patrons with which certain directors and other persons named in the Advisory Ballot who are not directors are affiliated.

DIRECTORS

 Loans and Loan Guarantees:

  GCC had the following loans outstanding at August 29, 1998 to members affiliated with directors of the Company:

                                                       AGGREGATE LOAN
                                                         BALANCE AT    MATURITY
       DIRECTOR                                        AUGUST 29, 1998   DATE
       --------                                        --------------- --------
                                                        (DOLLARS IN THOUSANDS)
   Michael Provenzano.................................      $246         2005

  At August 29, 1998, the principal balances of loans to members affiliated with directors of the Company that were sold with recourse were as follows:

                                                       AGGREGATE LOAN
                                                         BALANCES AT   MATURITY
   DIRECTOR                                            AUGUST 29, 1998   DATES
   --------                                            --------------- ---------
                                                        (DOLLARS IN THOUSANDS)
   Darioush Khaledi...................................     $1,597           1999
   Michael A. Provenzano..............................      1,096      2000-2004
   Willard R. "Bill" MacAloney........................        542           2002
   Jay McCormack......................................        335      1998-2001
   Mark Kidd..........................................        292           2003
   John Berberian.....................................        255      1999-2000
   James R. Stump.....................................        221      1999-2001
   Edward J. Quijada..................................          4           1999

  The Company has guaranteed certain third party loans to Super Center Concepts, Inc., of which director Mimi R. Song is an affiliate. At August 29, 1998, the maximum principal amount of this guarantee was $3.8 million. GCC has guaranteed 10% of the principal amount of certain third party loans to K.V. Mart Co. of which director Darioush Khaledi is an affiliate. At August 29, 1998, the maximum principal amount of this guarantee was $590,000.

 Lease Guarantees and Subleases:

  The Company has executed lease guarantees or subleases to members affiliated with directors of the Company as follows:

                                                 NO. OF TOTAL CURRENT EXPIRATION
   DIRECTOR                                      STORES  ANNUAL RENT   DATE(s)
   --------                                      ------ ------------- ----------
                                                     (DOLLARS IN THOUSANDS)
   Edmund K. Davis..............................    1      $1,319          2009
   Darioush Khaledi.............................    3       1,095     2004-2011
   Willard R. "Bill" MacAloney..................    3         385     2002-2012
   Michael Provenzano...........................    2         351     2016-2017
   Harley DeLano................................    2         327          2009
   Mark Kidd....................................    1         121          2008
   James R. Stump...............................    2         110     1998-2002

 Other Leases:

  The Company leases its produce warehouse to Joe Notrica, Inc., with which director Morrie Notrica is affiliated. The lease is for a term of five years expiring in November 2003. Monthly rent during the term is $24,000.

 Supply Agreements:

  During the course of its business, the Company enters into supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery, discounts and allowances. Members affiliated with directors Davis, DeLano, Khaledi, Kidd, MacAloney, McCormack, Provenzano, and Song have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2004, but are subject to earlier termination in certain events.

 Direct Investment:

  GCC owns 10% of the common stock of K.V. Mart Co., of which Certified director Darioush Khaledi is affiliated. The cost of the investment was approximately $3 million. The stock purchase agreement contains certain provisions which allow K.V. Mart Co. to repurchase the shares and GCC to acquire additional shares upon the occurrence of certain events.

 Other:

  In August 1997, the Company entered into an agreement with Ralphs Grocery Company ("Ralphs") providing for the dissolution of Golden Alliance Distribution ("GAD"), a joint venture partnership previously formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California. The dissolution agreement provides that certain amounts owed by Ralphs to the Company at August 30, 1997 will be offset by future redemptions of excess Class B Shares held by Ralphs and its affiliates. If redemptions of Class B Shares are insufficient to satisfy the remaining obligation at December 31, 2000, Ralphs will satisfy the shortfall with a cash payment.

  The Company subleases a store in Riverside, California to Jax Apple Market, Inc. ("Jax"), of which director Willard R. "Bill" MacAloney is a principal. Monthly lease payments of $13,900 totaling $212,700 as of August 29, 1998 have not been paid to the Company and are delinquent. Also, $189,000 in equipment purchases for the Riverside store have not been paid and are past-due. Jax disputes the aggregate amounts claimed due. The Company is in discussions with Jax to collect the amounts owed to the Company.

OTHER PERSONS NAMED IN THE ADVISORY BALLOT

 Loans and Loan Guarantees:

  At August 29, 1998, the principal balances of loans to members affiliated with other persons named in the Advisory Ballot that were sold with recourse were as follows.

                                                       AGGREGATE LOAN
                                                         BALANCES AT   MATURITY
   OTHER PERSONS NAMED IN THE ADVISORY BALLOT          AUGUST 29, 1998   DATES
   ------------------------------------------          --------------- ---------
                                                        (DOLLARS IN THOUSANDS)
   Bill Andronico.....................................     $2,211      1999-2002
   Benjamin Bequer....................................        350      2000-2003
   Hossein Moalej.....................................        776      2002-2003

 Lease Guarantees and Subleases:

  The Company has executed lease guarantees or subleases to members affiliated with other persons named in the Advisory Ballot as follows:

   OTHER PERSONS NAMED IN THE ADVISORY   NO. OF TOTAL CURRENT EXPIRATION
   BALLOT                                STORES  ANNUAL RENT   DATE(s)
   -----------------------------------   ------ ------------- ----------
                                             (DOLLARS IN THOUSANDS)
   Bill Andronico.....................      2      $2,110     2004-2005(1)
   Thomas M. Daniels..................      5       1,356     1999-2017
   Richard London.....................      2         783     1999-2010

--------
(1) The Walnut Creek, California store is scheduled to open in the spring of 2000. The Company has made a five-year floating guarantee for the first fifteen years of the twenty-year term. The Walnut Creek store annual rent is scheduled to be $992,000.

 Supply Agreements:

  During the course of its business, the Company enters into supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery, discounts and allowances. Members affiliated with the following other persons named in the Advisory Ballot have entered into supply agreements with the Company:
Andronico, Bequer, Daniels, London and Moalej. These supply agreements vary in terms and length, and expire at various dates through 2004, but are subject to earlier termination in certain events.

  Since transactions of the foregoing type are only entered into with patrons of the Company, it is not possible to assess whether transactions with patrons, including patrons with which directors or other persons named in the Advisory Ballot are affiliated, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms which are consistent with terms available to other patrons similarly situated.

  On February 1, 1995, GCC made a loan of $69,000 to Corwin J. Karaffa, the Company's Vice President-Distribution. The loan was for the purpose of assisting Mr. Karaffa in acquiring a home in connection with his becoming employed by the Company. The loan bore interest at 8% per annum and was secured by a second deed of trust on the home. The loan had a term of eight years, with interest only payable during the first five years. This loan was repaid in December 1997.

             SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  Under the present rules of the Securities and Exchange Commission (the "Commission"), and in view of the presently anticipated date of the Company's Proxy Statement for this year's Annual Meeting of Shareholders, the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Shareholders is expected to be October 20, 1999. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission. Such proposals should be submitted to the Corporate Secretary of the Company at the address of the Company's principal executive office shown on the first page of this Statement.

                                     BY ORDER OF THE NOMINATING COMMITTEE OF
                                     THE BOARD OF DIRECTORS

                                     ROBERT M. LING, JR.,
                                     Corporate Secretary

Dated: November 24, 1998

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED AUGUST 29, 1998, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY OF THE COMPANY AT THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE SHOWN ON THE FIRST PAGE OF THIS STATEMENT.

                                                                      APPENDIX A

                                ADVISORY BALLOT

                   MARK UP TO 12 NAMES, BUT NOT MORE THAN 12.

          THE PARENTHETICAL LETTER "N" DESIGNATES REPRESENTATIVES FOR NORTHERN CALIFORNIA SHAREHOLDERS.

        [_] Louis A. Amen                    [_] Jay McCormack
          (Incumbent)                          (Incumbent)
        [_] Bill Andronico (N)               [_] Hossein Moalej
        [_] Lewis Arlington                  [_] Morrie Notrica
                                               (Incumbent)
        [_] Benjamin Bequer                  [_] Michael A. Provenzano
                                               (Incumbent)
        [_] John Berberian                   [_] Edward J. Quijada
          (Incumbent)                          (Incumbent)
        [_] Thomas M. Daniels (N)            [_] Gail Gerrard Rice
                                               (Incumbent)
        [_] Edmund Kevin Davis               [_] John Spencer
          (Incumbent)
        [_] David Goodwin                    [_] Jim Stump
                                               (Incumbent)
        [_] Mark Kidd (N)
          (Incumbent)
        [_] Richard London


                                   IMPORTANT!

                     This ballot is not a proxy. At this
                     time we are not asking you for a
                     proxy, and request that you not send
                     us a proxy.

                     This ballot is not valid unless
                     returned in the envelope provided.
                     It must be received by December 11,
                     1998.

                                                                     APPENDIX B

                                                              November 17, 1998

Fellow Certified Member:

I am soliciting your vote to continue as a member of the Certified Board of Directors.

As the Executive Vice President of Tresierras Brothers Corporation (a.k.a. Tresierras Markets), I have been instrumental in the company achieving its operational and growth objectives. I bring to the Certified Board over a quarter century of management and U.S. Navy experience. I am a Navy Supply Corps Captain and have commanded four units in the Naval Reserve and have recently been selected to command a fifth. I have an MBA from Loyola Marymount University.

Certified must grow and get even stronger for its members to remain competitive and profitable. Certified must be responsive and totally focused on satisfying the needs of all its members. My unique background, education and perspective of the small independent grocer bring a much needed dimension to the Board.

After serving on the Board for the past three months, I am confident I will make a difference in making Certified a stronger, more efficient and effective organization. I firmly believe what we need on the Board are fresh ideas and new ways of looking at problems and concerns. Finally, I am committed to helping Certified grow because I feel this is necessary ensure the members have an organization with the necessary strength to support them into the next millennium.

I respectfully request you allow me continue to serve on the Board by giving me your vote of confidence.

                                          Very Truly Yours,

                                          Edward J. Quijada
                                          Executive Vice President

McCowans Markets                                      Telephone: 1-310-832-7581
Lew Arlington, Proprietor                                   Fax: 1-310-832-2952
1932 South Walker Ave.
San Pedro, CA 90731

Fellow Independent Store Owners,

  Please allow me to introduce myself. I am Lew Arlington, an independent store owner with Certified Grocers. I am currently seeking the privilege of representing you as a member of the Board of Directors with Certified Grocers of California.

  For more than fifteen of my twenty years plus experience in this industry I was an integral member of a major grocery chain. In fact, I managed the number one store in California with sales in excess of one million dollars per week. During this time I was assigned to numerous company projects and made privy to confidential marketing and pricing strategies as well as schooled in highly competitive methods that my former company employed in the pursuit of their success, and the detriment of their competitors.

  As a board member I would be able to bring this knowledge and expertise to bear not only in the decisions that have made my store extremely successful during my tenure, but to decisions and recommendations that would benefit Certified Grocers as a whole, and make each store more competitive in its own market. Specifically, I propose to use my position to immediately strengthen the collective buying power of the independents. This will lower the costs of buying and operating for Certified as well as the independent market owners. These lower costs obviously present two opportunities, the choice between increased profits and increased market share through passing these savings to our valued customers.

  In addition, it would be my goal to identify and implement cost saving procedures at Certified Grocers. I personally have first hand experience with cost cutting procedures of a major chain that has gone through a major reorganization. During the complete restructuring of this company, the primary focus was on cost reduction at all levels. Ladies and gentlemen, I know where we can save money right now at Certified Grocers. At every level there is opportunity for an increase in positive cash flow through the use of proven cost cutting measures employed by the major chains. Now is the time to seize this opportunity and increase our viability and success in each one of our local markets!

  In order to accomplish all of this I need your support. I encourage you to cast a vote for "Lew" Arlington on the Certified Grocers Board of Directors, to pursue our long range goal of building a stronger Certified Grocers Corporation that will improve the ability of the independent store owners to compete with the major chains in each and every location.

                                          Sincerely,

                                          Lewis S. Arlington
                                          McCowans Market

JONS
MARKETPLACE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  Corporate Offices: 5315 Santa Monica Boulevard, Los Angeles, California 90029
                                                                 (213) 460-4646
                                                             FAX (213) 962-3002

                                JOHN BERBERIAN

Fellow Certified Member:

  As you already know, I am campaigning for reelection to Certified's Board of Directors. I began in the retail grocery industry in 1977 and have developed my company into a successful twelve-store supermarket chain.

  Over the past few years, I have made significant contributions toward several positive modifications at Certified in response to your overwhelming concerns. I am and will continue to be actively involved with Certified's policies and programs that will benefit all of us as members to enable ourselves to stay competitive during these difficult economic times. I believe that with your support and my past experience as a Board member, we can help keep Certified a strong wholesaler. Therefore, if you support a strong Certified organization, then I respectfully request that you vote for my reelection to the Board of Directors of Certified Grocers of California, Ltd.

                                          Thank you,

                                          Sincerely,

                                          John Berberian
                                          President

/sm

DAVID M. GOODWIN

Goodwin & Son's Inc.
DBA
Goodwin's Market of Quality
San Bernardino County

  Mr. Goodwin started his grocery career in 1960. His first job was sorting beverage bottles for the family store in Crestline, California. Throughout the years he learned the business from the ground up--from Boxboy to Clerk, to Baker, Produce Director, Meat Cutter and High School Teacher. He has served as the President and C.E.O. of Goodwin's Market since 1987.

  Mr. Goodwin, in association with his market, developed the first Microsoft Windows Application to be used at the Front End Registers in 1993. The Microsoft "Retail" Program was the first system to be used as a Total Store Solution by integrating both the Front End and the Back End Operations. This Program is now being sold in more than twenty-five countries around the world.

  Mr. Goodwin is concerned with the future and the success of the independent grocer. He knows that the independent operators must continually be moving forward to stay competitive. He believes that through new and innovating buying strategies, we can lower the cost of goods at Certified, not only for the large independent members but most importantly to the one and two store members. He believes his insight into technology with strong teamwork and good decision making will add to the overall mix of talented people that currently serve on the Board of Directors.

  Mr. Goodwin believes that he can assist Certified in developing a clear vision for the future, through programs that will benefit the independent operators (for example: Targeting Customer Loyalty, Frequent Shopper Programs, and Electronic Coupons, Etc.). Serving on the Board is a big responsibility, but Mr. Goodwin comes with over 38 years of extensive hands on experience, from a very successful operation.

  Mr. Goodwin appreciates your vote and support. He welcomes your comments at:

  Phone: (909) 338-1705 Extension 16

  Fax: (909) 338-8166

  E-Mail: G S INC@MSN.COM

JONS
MARKETPLACE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  Corporate Offices: 5315 Santa Monica Boulevard, Los Angeles, California 90029
                                                                 (213) 460-4646
                                                             FAX (213) 962-3002

                                JOHN BERBERIAN

Fellow Certified Member:

  I am currently a member of Certified's Board of Directors where I serve on the Nominating and Finance Committees. I also serve as a member of the Board of Grocers General Merchandise Company, one of Certified's subsidiaries.

  I am the owner and president of Jons Marketplace, which operates 12 successful stores. Because it is a family-owned chain, I have acquired experience in all phases of retail operation.

  Since my first store was opened in 1977, I have been an active member of Certified and have worked closely with them. As Jons Marketplace grew to 12 stores, I have learned how valuable Certified is to its members and am sensitive to the many problems facing independents today.

  I believe that my past experience as a Certified Board member will enable me to make a positive contribution to the Board. If reelected to the Board, I promise to continue to help maintain Certified as a strong wholesaler, especially during these challenging economic times. I feel that with a strong organization we will be able to effectively compete in this market.

  If you concur that Certified has the potential to be a stronger organization, then I solicit you to support me for election to the Board of Directors of Certified Grocers of California, Ltd.

                                          Sincerely,

                                          John Berberian
                                          President